EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-279132) of Atlassian Corporation, and
(2) Registration Statements (Form S-8 Nos. 333-208436, 333-214424, 333-221342, 333-228124, 333-266998, 333-274077, 333-281612, 333-289642, and 333-293264) pertaining to employee incentive plans of Atlassian Corporation;

of our reports dated August 14, 2026, with respect to the consolidated financial statements of Atlassian Corporation and the effectiveness of internal control over financial reporting of Atlassian Corporation included in this Annual Report (Form 10-K) of Atlassian Corporation for the year ended June 30, 2026.

/s/ Ernst & Young LLP
San Francisco, California
August 14, 2026